Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2024 (except for Note 1 and Note 18, as to which the date is November 8, 2024) with respect to the consolidated financial statements and our report dated February 21, 2024 (except for the effect of the material weakness described in the third paragraph, as to which the date is November 8, 2024) with respect to the internal control over financial reporting, both included in the Annual Report of Kimbell Royalty Partners, LP on Form 10-K/A for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Kimbell Royalty Partners, LP on Forms S-3 (File Nos. 333-226425, 333-229417, 333-230986, 333-236341, 333-238330, 333-269264, 333-272307, 333-273609 and 333-274726) and on Forms S-8 (File Nos. 333-217986, 333-228678, 333-265288, and 333-279078).

/s/ GRANT THORNTON LLP

Dallas, Texas

November 8, 2024